Exhibit 99.8
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TITLE:
Electrophysiological Assessment of Accelerated 5-HT1A Autoreceptor Desensitization in Rats Produced by Vilazodone, a Novel Serotonin Reuptake Inhibitor and 5-HT1A Receptor Partial Agonist
Charles R. Ashby, Jr., Ph.D.1, John H. Kehne, Ph.D.2, Gerd D. Bartoszyk, Ph.D.3, Kerri A. Pierz, Ph.D.4, Matthew J. Renda, Ph.D.4, Maria C. Athanasiou, Ph.D.4

1St. John’s University, Jamaica, NY; 2 Translational Neuropharmacology Consulting, LLC, Rockville, MD; 3Merck KGaA, Darmstadt, Germany; 4PGxHealth, LLC, a Division of Clinical Data, New Haven, CT
ABSTRACT: (Current abstract word count = 250 words; maximum allowed, 250)
PRIMARY CATEGORY: pharmacology pre-clinical
SECONDARY CATEGORY: mood disorder
Background: Vilazodone HCl is a novel serotonin reuptake inhibitor (SRI) and 5-HT1A receptor partial agonist in Phase 3 trials for the treatment of depression. Vilazodone was assessed relative to SSRIs in electrophysiological studies for SRI-mediated and for direct 5-HT1A agonism-mediated desensitization of dorsal raphe (DR) 5-HT1A autoreceptors.
Methods: Using standard extracellular recording in anesthetized male Sprague-Dawley rats, DR 5-HT neuronal activity was measured 4 or 24 hours after subcutaneous administration with saline, vilazodone (0.3, 1 mg/kg), paroxetine (5 mg/kg), or fluoxetine (10 mg/kg), either acutely (single injection) or subchronically (1 injection/day for 3 days). Treatment effects were assessed

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by determining the number of spontaneously active DR 5-HT neurons and quantitating the dose of the intravenous 5-HT1A receptor agonist, 8-OH-DPAT, required to inhibit firing of DR 5-HT neurons by 50% (ID50, 5-HT1A agonism-mediated).
Results: The number of spontaneously active DR 5-HT neurons was significantly reduced 4 hours after both acute and subchronic administration of vilazodone or either SSRI and remained lower after 24 hours only with fluoxetine-treated animals. Vilazodone, not SSRIs, elevated ID50 values 2—3-fold for 8-OH-DPAT reduction of DR 5-HT neuronal firing 4 hours after acute and 4 and 24 hours after subchronic administration.
Conclusions: Vilazodone and SSRIs significantly decreased DR neuron firing by 5-HT reuptake inhibition. Vilazodone, but not SSRIs, significantly reduced DR neuron firing by 5-HT1A agonism after subchronic dosing, including at 24 hours. These results are consistent with vilazodone-mediated acceleration of 5-HT1A autoreceptor desensitization relative to SSRIs and the potential for improved antidepressant effect in humans.

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